Exhibit 99.1

FOR IMMEDIATE RELEASE

CLUB ONYX, UPSCALE URBAN GENTLEMEN’S CLUB, TO LAUNCH IN AUSTIN WITH THREE-DAY GRAND OPENING PARTY STARTING APRIL 1ST

AUSTIN, TEXAS - (April 1, 2010) - Club Onyx will open Thursday, April 1st as the first and only upscale urban gentlemen's club in the capital city.  The club at 8110 Springdale Road is a part of the Rick's Cabaret International, Inc. (NASDAQ: RICK) chain of upscale adult clubs and until last year operated under the Rick's Cabaret brand.

The Austin location is the fifth Club Onyx, which are popular among athletes, musicians and African-American professionals and businessmen. The other clubs are located in Philadelphia, Houston, Dallas and Charlotte.

"We took a long and careful look at the Austin market and determined that an upscale urban club would be ideal here," said Ed Anakar, Director of Operations of Rick's Cabaret and originator of the Club Onyx concept five years ago in Houston. "This format has proven to be a winner in each of the markets where we've launched. We do particularly well in big sports towns, and this is one reason we chose to open during the very popular Texas Relays weekend in Austin, which draws thousands of fans into the city who are always up for a good time."

The Grand Opening Party on Thursday, April 1st will feature a special appearance by the famed adult actress Pinky, who has starred in films such as "It'z a Black Thang" and "Miss Phat Booty."

Club Onyx Austin will be open Thursday through Sunday evenings starting at 7 p.m. It will stay open until 5 a.m. on Thursday, Friday and Saturday nights, and until 2 a.m. on Sundays.

Forward-looking Statements

This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information visit www.ricks.com http://www.ricks.com/.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) is home to upscale adult nightclubs serving primarily businessmen and professionals that offer live entertainment, dining and bar operations. Nightclubs in New York City, Miami, Philadelphia, New Orleans, Charlotte, Dallas, Houston, Minneapolis and other cities operate under the names "Rick's Cabaret," "XTC," “Club Onyx” and “Tootsie’s Cabaret”. Sexual contact is not permitted at these locations. Rick’s Cabaret also operates a media division, ED Publications, and owns the adult Internet membership Website couplestouch.com as well as a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Contact:  Allan Priaulx, 212-338-0050, allan@ricks.com